Exhibit 99

RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Dennis Waite	Leslie Loyet	Tim Grace
VP & CFO	General Inquiries	Analyst Inquiries	Media Inquiries
(605) 336-2750	(708) 246-6265	(312) 640-6672	(312) 640-6741
SIC Codes: 3672, 3081, 3829
FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 17, 2005
RAVEN INDUSTRIES ANNOUNCES RECORD THIRD-QUARTER RESULTS
SIOUX FALLS, SD—November 17, 2005—Raven Industries, Inc. (RAVN: NasdaqNM) today reported sales up 11 percent to a record $54.1 million over the year-ago period and net income 32 percent higher at a record $6.9 million, or 37 cents per share vs. 28 cents last year. Excluding the impact of an $820,000 after-tax write-off of an acquisition in the prior year, net income grew 14 percent.
Engineered Films and Flow Controls were the major drivers in the third quarter ended October 31, 2005, noted Raven CEO and President Ronald M. Moquist. “Demand for Raven films was up across our standard product line,” Moquist said, “including agricultural films, pit liners for oil exploration, and the construction markets. Strong initial seasonal orders from OEMs spurred results in our Flow Controls Division.”
On a year-to-date basis, total company sales of $150.1 million were up 21 percent from last year and net income of $18.8 million was 32 percent higher than one year earlier. At $1.03 per share, the nine-month net income exceeded the 97-cent full-year January 31, 2005, record.
Segment Performance
Engineered Films Division (EFD) experienced a 27 percent climb in sales to $23.2 million. Pit lining and construction markets remained strong and sales also benefited from higher selling prices. Disaster film shipments in the just concluded quarter totaled $3 million versus $4 million shipped in the year-ago quarter. October 2005 backlog for disaster films totaled $4 million. Operating income, restricted by the impact of higher resin prices, and higher scrap levels as new equipment came on-
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line, rose eight percent to $5.6 million for the third quarter. For the first nine months of the fiscal year, sales increased 39 percent to $56.7 million while operating income was 22 percent higher than the first nine months of last year at $13.9 million.
Flow Controls Division (FCD) sales rose 21 percent to $12.5 million for the third quarter while operating income increased to $3.6 million from $1.7 million a year earlier, which included a $1.3 million write-off of inventory and intangibles related to its Fluent Systems acquisition. The higher sales level reflects accelerated orders from original equipment manufacturers. Sales of the division’s new sprayer boom-height control product, called Autoboom™, arising from the acquisition of the assets of Montgomery Industries in February 2005, were approximately $400,000 in the quarter. For the nine months, sales were up 21 percent to $37.3 million with operating income reaching $10.9 million. Last year’s nine-month operating income, including the Fluent write-off, was $8.6 million.
Electronic Systems Division (ESD) sales were relatively flat in the third quarter, down two percent to $13.7 million. The division, however, maintained the strong efficiency gains it had made in the first half of the year, posting operating income of $1.9 million, up 18 percent from the level of the year-earlier period. Moquist said that customers requested early delivery of product in the second quarter, which reduced third quarter shipments. For the first nine months of the year, sales totaled $42.3 million, up 21 percent from the same period last year while operating income more than doubled, reaching $6.9 million.
Aerostar sales for the third quarter were down 20 percent to $4.7 million while operating income declined 30 percent to $805,000. Raven management said it expected to receive a bid package for parachutes from the US government in the near future. Moquist said that, even if the bids are successful and new orders arrive, management doesn’t expect any impact on shipments through the first half of next year. For the first nine months, Aerostar sales totaled $13.8 million, down 22 percent from the year-earlier period. Operating income had declined $1.5 million, or 42 percent to $2.2 million.
Balance Sheet
The company’s cash and investment balances were $12.2 million at the end of the quarter versus $8.9 million one year earlier. Operating cash flows for the nine months totaled $15.7 million versus $10.8 million for the comparable period last year as a result of higher net income. Cash used in investing activities increased from $4.0 million to $7.7 million due primarily to the acquisition of Montgomery Industries in February 2005 and additional investments in manufacturing equipment. Dividends in the prior fiscal year included a special $11.3 million dividend paid in May 2004. Regular quarterly dividends are up 27 percent over last year’s levels.
Outlook
Moquist discussed prospects for the fourth quarter along with challenges and opportunities for the coming year. “The fourth quarter outlook remains very strong as we look at ongoing demand for Engineered Films products and expect improved gross margins over last year’s fourth quarter, when Aerostar incurred an operating loss. We recognize that with this year’s exceptionally strong growth in sales and profits we have created a challenge for next year, but we are planning to grow both sales and earnings.”
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About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronics manufacturing services, reinforced plastic sheeting and flow control devices to various markets.
CONFERENCE CALL INFORMATION
Raven has scheduled a conference call today at 2:00 p.m. Central Time to discuss its fiscal third-quarter 2006 performance and related trends in its business. To access this call, log on to www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software. Replays will be available through this website for 90 days.
FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act provides a “safe harbor” for forward-looking statements. Certain information included in this press release and other materials filed or to be filed by the company with the Securities and Exchange Commission (as well as information included in statements made or to be made by the company) contains statements that are forward-looking. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there is no assurance that such expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect certain of the company’s primary markets, such as agriculture and construction, or changes in competition, raw material availability, technology or relationships with the company’s largest customers, any of which could adversely impact any of the company’s product lines. The foregoing list is not exhaustive and the company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.
On the Internet, information is available at www.ravenind.com, the company’s website.
FINANCIAL TABLES FOLLOW...

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2005	2004	Change	2005	2004	Change

Net sales	$54,135	$48,597	11%	$150,143	$124,082	21%
Cost of goods sold	39,922	35,635		109,887	90,683

Gross profit	14,213	12,962	10%	40,256	33,399	21%

Selling, general and administrative expenses	3,645	3,581		11,253	9,916
Loss on disposition of businesses and assets	—	1,282		—	1,282

Operating income	10,568	8,099	30%	29,003	22,201	31%

Other income, net	(67)	(16)		(121)	(66)

Income before income taxes	10,635	8,115	31%	29,124	22,267	31%

Income taxes	3,766	2,921		10,324	8,016

Net income	$6,869	$5,194	32%	$18,800	$14,251	32%

Net income per common share:
-basic	$0.38	$0.29	31%	$1.04	$0.79	32%
-diluted	$0.37	$0.28	32%	$1.03	$0.77	34%

Weighted average common shares outstanding:
-basic	18,059	18,077		18,050	18,084
-diluted	18,326	18,429		18,312	18,432

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2005	2004	Change	2005	2004	Change

Net Sales:
Flow Controls	$12,544	$10,409	21%	$37,259	$30,839	21%
Engineered Films	23,197	18,337	27%	56,734	40,745	39%
Electronic Systems	13,692	14,004	(2)%	42,313	34,829	21%
Aerostar	4,702	5,847	(20)%	13,837	17,669	(22)%

Total Company	$54,135	$48,597	11%	$150,143	$124,082	21%

Operating Income:
Flow Controls	$3,631	$1,671	117%	$10,934	$8,566	28%
Engineered Films	5,632	5,237	8%	13,935	11,413	22%
Electronic Systems	1,921	1,629	18%	6,914	3,104	123%
Aerostar	805	1,152	(30)%	2,162	3,706	(42)%

Total Segment Income	11,989	9,689		33,945	26,789
Corporate Expenses	(1,421)	(1,590)	11%	(4,942)	(4,588)	(8)%

Total Company	$10,568	$8,099	30%	$29,003	$22,201	31%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	October 31	January 31	October 31
	2005	2005	2004
ASSETS
Cash, cash equivalents and short-term investments	$12,215	$9,619	$8,903
Accounts receivable, net	29,435	25,370	24,293
Inventories	25,458	23,315	22,273
Prepaid expenses and other current assets	3,209	3,288	2,841

Total current assets	70,317	61,592	58,310

Property, plant and equipment, net	22,112	19,964	17,458
Other assets, net	9,746	6,953	6,329

	$102,175	$88,509	$82,097

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$11	$57	$70
Accounts payable	8,623	10,322	6,280
Accrued and other liabilities	11,635	10,571	9,654

Total current liabilities	20,269	20,950	16,004

Long-term debt, less current portion	12	—	5
Other liabilities	1,461	1,477	1,383
Shareholders’ equity	80,433	66,082	64,705

	$102,175	$88,509	$82,097

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Nine Months Ended October 31
	2005	2004

Cash flows from operating activities
Net income	$18,800	$14,251
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,634	2,846
Deferred income taxes	(455)	68
Loss on disposition of businesses and assets	—	1,282
Other operating activities, net	(6,287)	(7,690)

Net cash provided by operating activities	15,692	10,757

Cash flows from investing activities
Capital expenditures	(5,409)	(4,016)
Acquisition of businesses	(2,803)	—
Other investing activities, net	506	(5)

Net cash used in investing activities	(7,706)	(4,021)

Cash flows from financing activities
Dividends paid	(3,791)	(14,308)
Purchase of treasury stock	(1,038)	(2,019)
Long-term debt principal payments	(55)	(54)
Other financing activities, net	—	106

Net cash used in financing activities	(4,884)	(16,275)

Effect of exchange rate changes on cash	(6)	—

Net increase (decrease) in cash and cash equivalents	3,096	(9,539)
Cash and cash equivalents at beginning of period	6,619	14,442

Cash and cash equivalents at end of period	9,715	4,903
Short-term investments	2,500	4,000

Cash, cash equivalents and short-term investments	$12,215	$8,903

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